Exhibit 99.1

K-Swiss Reports Second Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 4, 2011--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2011.

Financial Results

Net loss for the second quarter of 2011 was $20,026,000, or $0.56 per diluted share, compared with a net loss of $14,545,000, or $0.41 per diluted share, for the prior-year period. Net loss for the six months ended June 30, 2011, was $29,868,000, or $0.84 per diluted share, compared with a net loss of $19,243,000, or $0.55 per diluted share, for the six months ended June 30, 2010.

For the second quarter of 2011, total worldwide revenues increased 40.0% to $65,542,000 from $46,831,000 in the prior-year period. Domestic revenues increased 43.5% to $32,576,000 in the second quarter, and international revenues increased 36.6% to $32,966,000 for the same period. Total worldwide revenues for the first six months of 2011 increased 22.6% to $138,162,000 from $112,701,000 for the first six months of 2010. Domestic revenues increased 37.3% to $64,035,000 in the first half of 2011, and international revenues increased 12.2% to $74,127,000.

Futures Orders

Worldwide futures orders with start ship dates from July through December 2011 increased 39.2% to $89,915,000 at June 30, 2011. Domestic futures orders increased 47.9% to $37,016,000 at June 30, 2011, from $25,034,000 the previous year. International futures orders increased 33.7% to $52,899,000 at June 30, 2011, from $39,567,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “We are encouraged by what we see with increases in revenues and backlog and growth of our Performance category. The crucial selling season for K•Swiss and Palladium brands is starting shortly. That will reveal how our marketing efforts and products perform.”

2011 Guidance

For 2011, the Company expects full year consolidated revenues to be 25% to 30% above 2010. Consolidated gross margin is expected to be approximately 37.5%, compared to 39.2% in 2010. Selling, general and administrative expenses are expected to be $155 million to $160 million due to continued support of the Company’s marketing initiatives.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its second quarter 2011 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2908. A replay of this conference call will be available until August 11, 2011, by dialing (402) 977-9140 and entering the passcode, 21532934.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 11, 2011.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand and owns the FORM Athletics brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2011, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues	$65,542	$46,831	$138,162	$112,701
Cost of goods sold	43,035	29,305	87,129	66,529
Gross profit	22,507	17,526	51,033	46,172
Selling, general and administrative expenses	39,830	32,980	80,613	68,303
Impairment on intangibles and goodwill	3,689	-	3,689	-
Operating loss	(21,012)	(15,454)	(33,269)	(22,131)
Other income/(expense)	-	(3,320)	3,000	(3,320)
Interest income, net	2,024	228	1,963	367
Loss before income taxes	(18,988)	(18,546)	(28,306)	(25,084)
Income tax expense/(benefit)	1,038	(4,001)	1,562	(5,841)
Net loss	$(20,026)	$(14,545)	$(29,868)	$(19,243)
Basic loss per share	$(0.56)	$(0.41)	$(0.84)	$(0.55)
Diluted loss per share	$(0.56)	$(0.41)	$(0.84)	$(0.55)
Weighted average number of shares outstanding
Basic	35,475	35,186	35,433	35,164
Diluted	35,475	35,186	35,433	35,164

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			June 30,
			2011	2010
ASSETS			(unaudited)
CURRENT ASSETS
Cash and cash equivalents			$45,185	$63,921
Restricted cash and cash equivalents and restricted investments available for sale			22,698	23,085
Investments available for sale			17,730	81,377
Accounts receivable, net			40,401	30,185
Inventories			101,120	47,195
Prepaid expenses and other current assets			5,544	6,451
Income taxes receivable			-	13,821
Deferred income taxes			-	2,879
Total current assets			232,678	268,914
PROPERTY, PLANT AND EQUIPMENT, NET			19,663	21,332
OTHER ASSETS
Intangible assets			14,715	14,340
Deferred income taxes			4,730	15,406
Other			10,140	9,862
Total other assets			29,585	39,608
			$281,926	$329,854

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit			$11,281	$1,493
Current portion of long-term debt			316	260
Trade accounts payable			28,336	19,478
Accrued income taxes payable			916	136
Accrued liabilities			12,375	12,035
Total current liabilities			53,224	33,402
OTHER LIABILITIES
Long-term debt			173	410
Other liabilities			14,907	14,062
Contingent purchase price			4,148	3,320
Total other liabilities			19,228	17,792
STOCKHOLDERS' EQUITY			209,474	278,660
			$281,926	$329,854

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer